Exhibit 5

                        Chadbourne & Parke LLP
               30 Rockefeller Plaza, New York, NY 10112
                  tel 212-408-5100 fax 212-541-5369

                                                                August 22, 2005


ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois  60069

        Re:  2005 Assumed Option and Restricted Stock Unit Plan

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by ACCO Brands Corporation, a Delaware corporation ("ACCO"), of 630,000 shares (the "Shares") of common stock, par value $.01 per share, of ACCO (including the associated preferred share purchase rights), which may be delivered from time to time in connection with the ACCO Brands Corporation 2005 Assumed Option and Restricted Stock Unit Plan (the "Plan"), we advise as follows:
        As counsel for ACCO, we are familiar with the Restated Certificate of Incorporation and the By-laws of ACCO, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-8 to be filed by ACCO under the Securities Act with respect to the Shares to be delivered from time to time in connection with the Plan (the "Registration Statement") and (ii) the corporate proceedings taken by ACCO in connection with the authorization of the Shares to be delivered from time to time in connection with the Plan. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of ACCO and such other instruments, certificates of public officials and representatives of ACCO and other documents

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ACCO Brands Corporation                 -2-                      August 22, 2005

as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of ACCO and appropriate public officials.
        On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon the effectiveness under the Securities Act of the Registration Statement, any Shares delivered in accordance with the Plan will, when so delivered, be legally and validly issued, fully paid and nonassessable.
        We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

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ACCO Brands Corporation                -3-                      August 22, 2005

        We hereby consent to the reference to us and our opinion in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the references to this firm under the captions "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus related to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ CHADBOURNE & PARKE LLP